Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE	ALPINE INCOME PROPERTY TRUST CLOSES $175 MILLION UNSECURED FINANCING

WINTER PARK, FL, October 29, 2026 – Alpine Income Property Trust, Inc. (NYSE: PINE) (the “Company”), today announced the successful closing of its previously announced 2030 term loan due October 2030 (the “2030 Term Loan”) and upsized revolving credit facility (“Revolving Credit Facility”) providing $175 million in unsecured financings consisting of:

●A new $100 million 2030 Term Loan; and
●A $75 million increase in the aggregate amount of commitments under the Revolving Credit Facility to $325 million from $250 million.

“The new term loan and expanded revolver add $175 million of potential liquidity and financial flexibility to fund future acquisitions,” said Philip R. Mays, Senior Vice President and Chief Financial Officer of Alpine Income Property Trust. “We appreciate the continued support of our existing banking partners and are pleased to welcome Capital One and Associated Bank to our Credit Facility.”

At closing, the Company moved $100 million of existing SOFR swap agreements previously applied to the Revolving Credit Facility to the 2030 Term Loan, resulting in an initial fixed interest rate on the 2030 Term Loan of approximately 4.6% based on the Company’s current leverage ratio. The Company will continue to evaluate interest rate hedging alternatives as $50 million of the SOFR swap agreements applied to the 2030 Term Loan mature in January 2027, with the remaining $50 million maturing in March 2028.

The 2030 Term Loan and upsized Revolving Credit Facility were provided by a syndicate of banks led by Truist Bank, N.A., as administrative agent. Co-syndication agents included Capital One, National Association, KeyBank National Association, PNC Bank, National Association, Raymond James Bank, Regions Bank, and The Huntington National Bank. Additional participating banks included Associated Bank, National Association, Pinnacle Bank, and Stifel Bank & Trust.

About Alpine Income Property Trust, Inc.

Alpine Income Property Trust, Inc. (NYSE: PINE) is a publicly traded real estate investment trust that seeks to deliver attractive risk-adjusted returns and dependable cash dividends by investing in, owning and operating a portfolio of single tenant net leased commercial income properties that are predominantly leased to high-quality publicly traded and credit-rated tenants. The Company also complements its income property portfolio by strategically investing in a select portfolio of commercial loan investments intended to deliver an attractive risk-adjusted return.

We encourage you to review our most recent investor presentation which is available on our website at http://www.alpinereit.com.

Safe Harbor

This press release may contain “forward-looking statements.” Forward-looking statements include statements that may be identified by words such as “potential,” “future,” “outlook,” “could,” “may,” “might,” “will,” “likely,” “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “continues,” “projects” and similar references to future periods, or by the inclusion of forecasts or projections. Statements, among others, relating to potential liquidity and financial flexibility to fund future acquisitions and the Company’s continued evaluation of interest rate hedging alternatives are forward-looking statements. Forward-looking statements are based on the Company’s current expectations and assumptions regarding capital market conditions, the Company’s business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, the Company’s actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include general business and economic conditions, continued volatility and uncertainty in the credit markets and broader financial markets, geopolitical conflicts, tariffs and international trade policies, risks inherent in the real estate business, including tenant or borrower defaults, potential liability relating to environmental matters, credit risk associated with the Company investing in commercial loans and investments, illiquidity of real estate investments and potential damages from natural disasters, the impact of epidemics or pandemics on the Company’s business and the businesses of its tenants and borrowers and the impact of such epidemics or pandemics on the U.S. economy and market conditions generally, other factors affecting the Company’s business or the businesses of its tenants and borrowers that are beyond the control of the Company or its tenants or borrowers, and the factors set forth under “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 and other risks and uncertainties discussed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission. Any forward-looking statement made in this press release speaks only as of the date on which it is made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Contact:

Investor Relations

ir@alpinereit.com